AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER ("Plan" or "Merger Agreement") dated as of July 8, 2003, between WEC Acquisition, Inc., a Wyoming corporation ("Newco") and a wholly owned subsidiary of Olympic Resources Ltd., a Wyoming corporation ("Olympic"), and Whittier Energy Company, a Nevada corporation ("Whittier"). Newco and Whittier are hereinafter collectively referred to as the "Constituent Corporations."

                                  WITNESSETH:
                                  -----------

     WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Wyoming, having filed its Articles of Incorporation in the office of the Secretary of State of Wyoming on June 23, 2003, and having total authorized capital stock of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding and owned by Olympic;

     WHEREAS, Whittier is a corporation duly organized and existing under the laws of the State of Nevada, having filed its Articles of Incorporation in the office of the Secretary of State of Nevada on December 18, 1991 and having total authorized capital stock of 100,000 shares of common stock, without par value ("Whittier Common"), of which 100,000 shares are issued and outstanding;

     WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and their shareholders that Newco be merged with and into Whittier, which shall be the surviving corporation, as authorized by the applicable statutes of the State of Nevada ("Nevada Law") and the State of Wyoming ("Wyoming Law"), and pursuant to the terms and conditions hereinafter set forth, and each such Board has duly approved this Merger Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms of the merger (the "Merger") provided by this Merger Agreement, the mode of carrying the same into effect and such other details and provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the approval or adoption of this Merger Agreement by the requisite vote of the shareholders of each Constituent Corporation, and subject to the conditions hereinafter set forth, as follows:


                                   ARTICLE I

                                   THE MERGER
                                   ----------

     Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with Chapters 78 and 92A of the Nevada Revised Statutes and Article 11 of the Wyoming Business Corporation Act, at the Effective Time (as defined in Section 1.02), Newco shall be merged with and into Whittier. As a result of the Merger, the separate corporate existence of Newco shall cease and Whittier shall continue as the surviving

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corporation in the Merger (the "Surviving Corporation"). The name of the
Surviving Corporation shall be "Whittier Energy Company" or such other name as may be selected by the Board of Directors of the Surviving Corporation subsequent to the Effective Time.

     Section 1.02. Effective Time of the Merger. As promptly as practicable after the approval hereof by the shareholders of each Constituent Corporation and the execution and delivery of this Merger Agreement by each of the parties hereto, but in no event after August 29, 2003, the parties hereto shall cause the Merger to be consummated by filing (i) with the Secretary of State of Nevada, articles of merger in the form of Exhibit A attached hereto and (ii) with the Secretary of State of Wyoming, articles of merger in the form of Exhibit B attached hereto (collectively, the "Articles of Merger"), as required by, and executed in accordance with the relevant provisions of, Nevada Law and Wyoming Law, respectively. The Merger shall become effective at such time as the Secretary of State of each of Nevada and Wyoming issues a certificate of merger with respect thereto (the "Effective Time").

     Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Nevada Law and Wyoming Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers and franchises of Newco and Whittier shall vest in the Surviving Corporation without any transfer or assignment having occurred, and all debts, liabilities and duties of Newco and Whittier shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.04. Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Whittier, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

     Section 1.05. Directors. The members of the Board of Directors of the Surviving Corporation shall be composed of up to seven members, including up to five members nominated by Whittier, and Daryl Pollock and John Pierce, the latter two for a term of six months. Except as otherwise provided herein, each member shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified in accordance with Nevada Law or until his or her earlier death, resignation, or removal.

     Section 1.06. Officers. The officers of Whittier immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until his or her successor is duly elected and qualified in accordance with Nevada Law or until his or her earlier death, resignation, or removal.

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                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
               --------------------------------------------------

     Section 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Whittier, or the holders of any of the following securities:

     (a) Each share of Whittier Common issued and outstanding immediately prior to the Effective Time, excluding any treasury shares held by Whittier, shares held by Olympic and Dissenting Shares (as defined in Section 2.04), if any, shall be converted into the right to receive (i) 793.93142 shares (the "Common Stock Exchange Ratio") of fully paid, nonassessable shares of Olympic common stock, no par value ("Olympic Common") and (ii) one (1) share (the "Preferred Stock Exchange Ratio") of Olympic Series A Convertible Preferred Stock, no par value ("Olympic Preferred").

     (b) All shares of Whittier Common shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares of Whittier Common shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.02(b) below). The holders of certificates previously evidencing shares of Whittier Common outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Whittier Common, except as otherwise provided herein or by law. Such certificates previously evidencing shares of Whittier Common shall be exchanged for separate certificates evidencing shares of Olympic Common and Olympic Preferred (collectively, the "Olympic Securities"), as appropriate, issued in consideration therefor in accordance with the allocation procedures of this
Section 2.01 and upon the surrender of such certificates in accordance with the provisions of Section 2.02.

     Section 2.02. Exchange of Certificates.

     (a) Exchange Agent. As of the date hereof, Newco ha s deposited, or caused to be deposited, with Whittier, for the benefit of the holders of shares of Whittier Common, for exchange in accordance with this Article II through Whittier (i) certificates evidencing such whole number of shares of Olympic Common equal to the Common Stock Exchange Ratio multiplied by the number of shares of Whittier Common, and rounded upward to the nearest whole share as provided in Section 2.07, and (ii) certificates evidencing such number of shares of Olympic Preferred equal to the Preferred Stock Exchange Ratio multiplied by the number of shares of Whittier Common. As soon as practicable after the Effective Time, Whittier shall, pursuant to irrevocable instructions, deliver the Olympic Common and Olympic Preferred to the holders of Whittier Common.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Whittier will mail to each holder of record of Whittier Common (other than Dissenting Shares) (all stock certificates and other documents evidencing Whittier Common being collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the

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Certificates to Whittier and shall be in such form and have such other provisions as Whittier may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for separate certificates evidencing Olympic Common and Olympic Preferred. Upon surrender of a Certificate for cancellation to Whittier together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (i) certificates evidencing that number of shares of Olympic Common which such holder has the right to receive in respect of the shares of Whittier Common and (ii) certificates evidencing that number of shares of Olympic Preferred which such holder has the right to receive in respect of the shares of Whittier Common, in each case in accordance with
Section 2.01 of this Agreement (such Olympic Common and Olympic Preferred being collectively, the "Merger Consideration") and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Whittier Common, which transfer is not registered in the transfer records of Whittier, a certificate evidencing the proper number of shares of Olympic Common and a certificate evidencing the proper number of shares of Olympic Preferred may be issued in accordance with this Article II to a transferee if the Certificate evidencing such Whittier Common is presented to Whittier, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated in this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration.

     (c) No Further Rights in Whittier Common. All Olympic Common and Olympic Preferred issued upon conversion of Whittier Common in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the previously issued and outstanding Whittier Common.

     Section 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of Whittier shall be closed and there shall be no further registration of transfers of shares of Whittier Common thereafter on the records of Whittier. On or after the Effective Time, any Certificates presented to the Exchange Agent for any reason shall be converted into the Merger Consideration.

     Section 2.04. Dissenting Shares. If required under Nevada Law, notwithstanding any other provisions of this Merger Agreement to the contrary, shares of Whittier Common that are outstanding immediately prior to the Effective Time and which are he ld by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Nevada Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of the shares of Whittier Common held by them in accordance with the provisions of such sections of Nevada Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Whittier Common under such sections of Nevada Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive shares of Olympic Common and Olympic Preferred, 261653.7 5 upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such shares of Whittier Common.

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     Section 2.06 Adjustment. In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend, or other distribution payable in Olympic Common with respect to shares of Olympic Common, Olympic Preferred, or both (or if a record date with respect to any of the foregoing should occur) during the period between the date of this Merger Agreement and the Effective Time, then the Merger Consideration shall be appropriately adjusted to reflect such stock split, combination, reclassification, recapitalization, exchange, stock dividend, or other distribution.

     Section 2.07 Fractional Shares. No certificates representing fractional shares of Olympic Common shall be issued to holders of Whittier Common upon the surrender for exchange of Certificates, and such holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Olympic with respect to any fractional shares of Olympic Common that would otherwise be issued to such holders. Each holder of Whittier Common that would have been entitled to receive a fractional share of Olympic Common shall, upon proper surrender of such holder's Certificates, receive one share of Olympic Common in lieu of such fractional share of Olympic Common.

                                  ARTICLE III

                   APPROVAL AND EFFECTIVE TIME OF THE MERGER
                   -----------------------------------------

     The Merger shall become effective when certified, executed and acknowledged in accordance with Chapters 78 and 92A of the Nevada Revised Statutes, Article 11 of the Wyoming Business Corporation Act, and appropriate Articles of Merger shall be filed and recorded in the office of the Secretary of State of Nevada and the Secretary of State of Wyoming, respectively.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     (a) For the convenience of the parties, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

     (b) It is the intention of the parties that the interna l laws, and not the laws of conflicts, of the State of Nevada shall govern the enforceability and validity of this Merger Agreement, the construction of its terms and the interpretation of the rights and duties of the parties; provided, however, that with respect to matters of law concerning the internal affairs of any entity that is a party to or the subject of this Merger Agreement the law of the jurisdiction of organization of such entity shall govern.

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     (c) This Merger Agreement may not be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

                       [*** Signature Page to Follow ***]

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     IN WITNESS WHEREOF, Whittier has caused this Merger Agreement to be signed by its Vice President pursuant to authorization contained in a resolution adopted by its Board of Directors approving this Merger Agreement, and Newco has caused this Merger Agreement to be signed by its President pursuant to authorization contained in a resolution adopted by its Board of Directors approving this Merger Agreement, all on the date first above written.

                                            WEC ACQUISITION, INC.


                                            By /s/ Daryl Pollock
                                            --------------------
                                            Daryl Pollock, President



                                            WHITTIER ENERGY COMPANY


                                            By /s/ Bryce Rhodes
                                            -------------------
                                            Bryce Rhodes, Vice President

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